UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2025

Alphatec Holdings, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-52024	20-2463898
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1950 Camino Vida Roble Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 760 431-9286

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $.0001 per share	ATEC	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Amendment to ABL Facility

On March 3, 2025 (the “Amendment Date”), Alphatec Holdings, Inc. (the “Company” or “ATEC”) entered into Amendment No. 4 (the “MidCap Amendment”) to its Credit, Security and Guaranty Agreement, dated as of September 29, 2022 (as amended by that certain Omnibus Joinder and Amendment No. 1 to Credit, Security and Guaranty Agreement, dated as of January 6, 2023, that certain Amendment No. 2 to Credit, Security and Guaranty Agreement, dated as of April 23, 2024, and that certain Amendment No. 3 to Credit, Security and Guaranty Agreement, dated as of September 9, 2024, the “Existing MidCap Agreement”; and the Existing MidCap Agreement as amended by the MidCap Amendment, the “Amended MidCap Agreement”), by and among the Company and its wholly-owned subsidiaries, Alphatec Spine, Inc. (“Spine”) and SafeOp Surgical, Inc. (“SafeOp”), as borrowers, Midcap Funding IV Trust, as agent, and the lenders party thereto.

The MidCap Amendment, among other things, (i) subject to certain conditions set forth therein, permits the Company’s issuance and sale of its convertible senior notes due 2030 (the “2030 Convertible Notes”) and (ii) to the extent the initial issuance and sale of the 2030 Convertible Notes occurs and at least $250.0 million of the Company’s existing 0.75% convertible senior notes due 2026 (the “2026 Convertible Notes”) are retired or redeemed with the proceeds of the 2030 Convertible Notes, fixes the maturity date of the loans drawn under the Amended MidCap Agreement to September 29, 2027 by removing the condition in the Existing MidCap Agreement that if any 2026 Convertible Notes remain outstanding on the date that is 90 days prior to the final maturity date of the 2026 Convertible Notes, the maturity date would be such date.

Amendment to Term Loan Facility

On the Amendment Date, the Company entered into Amendment No. 2 (the “Term Loan Amendment”) to its Credit, Security and Guaranty Agreement, dated as of January 6, 2023 (as amended by that certain Amendment No. 1 to Credit, Security and Guaranty Agreement, dated as of October 29, 2024, the “Existing Term Loan Agreement”; and the Existing Term Loan Agreement as amended by the Term Loan Amendment, the “Amended Term Loan Agreement”), by and among the Company, as borrower, Spine and SafeOp, as guarantors, Wilmington Trust, National Association, as administrative agent and collateral agent, and the lenders party thereto.

The Term Loan Amendment, among other things, permits, subject to certain conditions set forth therein, the Company’s issuance and sale of the 2030 Convertible Notes.

The foregoing descriptions of the MidCap Amendment and the Term Loan Amendment do not purport to be complete and are qualified in its entirety by the full text of the MidCap Amendment and the Term Loan Amendment, copies of which will be filed with the Company’s next Quarterly Report on Form 10-Q and incorporated herein by reference.

Item 8.01	Other Events.

Market Information

On March 3, 2025, the Company provided information regarding its total addressable market. Based on management estimates, the Company believes the addressable U.S. spine market for ATEC is approximately $8.0 billion, which includes approximately $2.0 billion in procedures fusing the lumbar spine, specifically transforaminal lumbar interbody fusion and posterior lumbar interbody fusion, and approximately $1.0 billion in lateral procedures.

Press Release

On March 3, 2025, the Company issued a press release relating to its proposed private offering of the 2030 Convertible Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.

Neither this Current Report on Form 8-K nor the press release constitutes an offer to sell, or the solicitation of an offer to buy, the 2030 Convertible Notes or the shares of the Company’s common stock, if any, issuable upon conversion of the Notes.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release, dated March 3, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alphatec Holdings, Inc.

Date: March 3, 2025	By:	/s/ J. Todd Koning
J. Todd Koning
Executive Vice President and Chief Financial Officer